Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:40 PM 04/03/2014
FILED 02:27 PM 04/03/2014
SRV 140425099 – 5510508 FILE

CERTIFICATE OF INCORPORATION

OF

CAESARS GROWTH PROPERTIES FINANCE, INC.

FIRST: The name of this corporation is Caesars Growth Properties Finance, Inc.

SECOND: Its registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, and its registered agent for service of process at such address is Corporation Service Company.

THIRD: The purpose or purposes of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of common stock which this corporation is authorized to issue is 1,000, $.001 par value per share. All such shares are of one class and are shares of Common Stock.

FIFTH: The name and mailing address of the incorporator are as follows:

Name	Mailing Address

George Lofaso	Latham & Watkins LLP 885 Third Avenue New York, New York 10022

SIXTH: The Board of Directors has the power to adopt, amend or repeal the bylaws of this corporation.

SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of title 8 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

* * * * *

IN WITNESS WHEREOF, the undersigned, being the sole incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation as of this 3rd day of April, 2014.

/s/ George Lofaso
George Lofaso
Sole Incorporator